Exhibit 10.18

August 14, 1999

Personal And Confidential

Dennis G. Blanchett, M.D.

Dear Doctor Blanchett:

On behalf of the Board of Directors of BioMedicines, Inc., I would like to offer you the position of Executive Director of Biometrics. Initially you will report to me in this capacity. This reporting relationship is, however, subject to change as we have discussed.

In your role as Executive Director, you will have principal responsibility for

•                                          planning and performing the analyses of all preclinical and clinical data

•                                          contributing to all regulatory filings from pre-IND to post-marketing and including, in particular, the preparation of marketing applications worldwide

•                                          creating an appropriate and cost-effective data management infrastructure, in terms of both personnel and equipment, that is appropriate changing company needs

•                                          determining which data management tasks should be performed exclusively by internal staff, which exclusively by external vendors, and which should be shared between internal and external staff

•                                          selecting and managing external vendors for those projects which are performed in whole or in part externally

•                                          management information systems including the management of the company’s computer network as well as its telecommunications systems

•                                          the hiring and subsequent management of personnel in your group

•                                          accurate and timely budgetary planning and execution

•                                          other facilities related activities as may be assigned from time to time

In your role as Executive Director, and with particular consideration for your medical training and experience, you will also have shared responsibility with colleagues in preclinical development and manufacturing, clinical affairs, regulatory affairs, and business development for

•                                          contributing to the planning and execution of drug development activities worldwide

•                                          evaluating potential product acquisitions for the company

•                                          participating in partnering discussions, whether for in- or out-licensing

•                                          contributing to safety management practices and activities for the company

•                                          helping to ensure compliance with good scientific practices in all areas for which you are responsible or to which you may contribute

The Board has directed me to indicate to you its particular hope that you will contribute constructively to the success of your colleagues and fellow members of senior management of the company and that the evaluation of your performance will include an assessment of such constructive contributions.

This letter will serve to confirm the terms of your employment with BioMedicines, such employment to begin on 1 September, 1999, or sooner by mutual agreement. If the terms discussed below are acceptable to you, please sign this confirmation letter where indicated and return it to me, retaining a copy for your records. As used herein, the term “Company” refers to BioMedicines, Inc.

1.                                      Compensation.

(a)                                  Salarv. Sign-on bonus and Expense Reimbursements.  You will be paid a monthly salary of $12,000.00. You will be eligible for a cash bonus of up to 10% of your base pay. Changes in base pay or the payment of bonuses are at the discretion of the Board. Currently, salary payments are made twice a month. In addition, adjustments, if any, in your annual salary will be based on your performance and applicable Company policies. A one-time sign-on bonus of $8,000 will be paid if you respond favorably to this offer within seven (7) days of receiving same. Should you not remain an employee for at least 12 months, however, the sign-on bonus must be repaid to the company prorata at the rate of 1/120 of $8,000 for each partial or full month of service less than 12 months. In addition, all reasonable business expenses will be reimbursed so long as they are incurred in the ordinary course of business.

(b)                                  Stock Options.  It will be recommended that you receive an option to purchase up to 48,000 shares of common stock, such number and related purchase price to be approved by the Board of Directors at the sole discretion of the Board. Such approval is not automatic. It is anticipated that this grant, if approved, will vest at the rate of approximately 2.083% per month (i.e., 25% per year), subject to the condition that vesting for the first 12 months of options will occur only after you have satisfactorily completed 12 months of employment (i.e., options on 10,000 shares will vest only on the first anniversary of your employment). Thereafter, vesting will occur monthly as noted above.

Other terms, or terms that become applicable after the date of this letter, will appear in the BioMedicines Stock Option Plan of which you will receive a copy in the event you accept this offer. In this regard, you may anticipate that a portion of your options will vest solely as a function of satisfactory and continued employment with the company (“time-based options”) and that the remainder will vest in accordance with both specific performance criteria as well as time (‘performance options”).

In this regard it will be recommended to the Board that 50% of options (or 24,000 shares) will be time-based options and that vesting shall begin on the date of your employment (or other such date as the Board may decide). It will also be recommended that the remaining 50% will be performance options and will enter the vesting pool when, beginning after the date of your employment, you make substantive contributions to the successful filing of an IND (6,000 shares), the successful filing of a New Drug Application (NDA) or equivalent for the European Union (9,000 shares), the approval of an NDA or equivalent (12,000 shares). In the case of an

IND, “successful” means that clinical testing can begin. In the case of an NDA or equivalent, “successful” means that the regulatory agency accepts the documents for filing whether or not there shall subsequently be an approval of said NDA. For performance options, vesting eligibility shall begin on the date of the related event but shall be retroactive to the date of your initial employment with the Company.

Please note that in the event of a stock split or “reverse split” the number of options and the option price may be adjusted.

Under certain circumstances you may be eligible for acceleration of vesting of your options. However, such acceleration is at the sole discretion of the Board.

(c)                                  Health Benefits.  Health insurance coverage for you will be provided under the Company’s group health plan. You will be entitled to all health and medical benefits as are provided to other employees. In addition, you will be entitled to participate in the Company’s 401k plan and all other sponsored employee benefit plans as and when they are adopted by BioMedicines.

(d)                                  Vacation, Holidays and Sick Leave. You will receive three (3) weeks of paid vacation per year as described in the Company’s Policy Manual. You are encouraged to plan for and to take, under appropriate circumstances, the vacation time to which you are entitled. Sick leave and holidays will be provided in accordance with the Company’s policies, which will be announced from time to time.

2.                                      Termination. You or the Company may terminate the employment relationship at any time, for any reason, with or without good cause.

3.                                      Non-Compete Requirements and Outside Activities. You agree that, while serving as an employee of the Company, you will not engage in any activity which is competitive with the Company and will give your sole and only loyalty to the Company. It is understood that buying and selling of securities of any public company does not constitute a violation of this agreement. An investment in a private company other than, or not affiliated with, the Company may be construed as a violation of this non-compete clause unless you have received the prior approval of the Board of Directors or Chief Executive Officer of the Company, as appropriate. It is understood that any reasonable obligations that you may have to assist or cooperate with a previous employer in legal proceedings, in the issuance of patents or prosecution of patent applications, or in compliance with requests from governmental authorities do not constitute violations of this agreement, provided that these obligations are not fulfilled on Company time and do not adversely impact in a material way the performance of your current duties to the Company.

4.                                      Proprietary Information and Inventions Agreement. Your acceptance of this offer is contingent upon the execution of the Company’s Proprietary Information and Inventions Agreements, copies of which are enclosed for your review and execution.

5.                                      Arbitration. Any controversy between the parties hereto involving the construction or application of any terms, covenants or conditions of this Agreement, or any claims arising out of or relating to this Agreement or the breach thereof or with your employment with the Company or any termination of that employment, except with respect to prejudgment remedies, will be submitted to and settled by final and binding arbitration in San Francisco, California, in accordance with the Model Employment Dispute Resolution Rules of the American Arbitration Association (the “Rules”) then in effect, any arbitrator shall be selected pursuant to such Rules and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

To accept this offer, please sign in the space below, indicating your acceptance and agreement to the terms contained herein. No amendment or modification of the terms of this letter will be valid unless made in writing and signed by you and an authorized officer of the Company.

Yours sincerely,

/s/ SM Moran

Mark Moran, M.D.
Chief Executive Officer

Accepted by:

/s/ Dennis G. Blanchett
Dennis G. Blanchett, M.D.

Date

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

August 14, 1999

BioMedicines, Inc.

1301 Marina Village Parkway Suite 200

Alameda, CA 94501

Gentlemen:

The following confirms an agreement between me and BioMedicines, Inc., a Delaware corporation (the “Company,” which term includes the Company’s subsidiaries, successors and assigns), which is a material part of the consideration for my employment by the Company:

1.                                      “Proprietary Information” is information that was or is developed by, became or becomes known by, or was or is assigned or otherwise conveyed to the Company, and which has commercial value in the Company’s business. Proprietary Information includes, without limitation, trade secrets, financial information, product plans, customer lists, marketing plans and strategies, forecasts and other business information, improvements, inventions, business strategies, formulas, product ideas, works of authorship, processes, copyrightable or patentable material, schematics, biological material (including cell lines, antibodies, c-DNAs, antisense nucleotides, proteins, vectors, new chemical entities, media, reagents and related materials) and techniques for their handling and use, computer programs, algorithms, techniques, schematics, know-how and data, and any other confidential or proprietary information of the Company or its customers or clients which I have been, or may be exposed to, or have learned or may learn of from time to time in connection with or as a result of my capacity as a consultant to the Company or during the term of this Agreement. Proprietary Information shall not include information that is through no improper action or inaction by me, generally available to the public. I understand that my employment creates a relationship of confidence and trust between me and the Company with respect to Proprietary Information of the Company or its customers which may be learned by me during the period of my employment.

2.                                      In consideration of my employment by the Company and the compensation received by me from the Company from time to time, I hereby agree as follows:

(a)                                  All Proprietary Information and all patents, copyrights, trade secret rights, and other rights (including throughout, without limitation, any extensions, renewals, continuations or divisions of any of the foregoing) in connection therewith shall be the sole property of the Company. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information. At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties to the Company.

(b)                                  In the event of the termination of my employment by me or by the Company for any reason, I shall return all documents, records, apparatus, equipment and other physical property, or any reproduction of such property, whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by myself or others in connection with my employment, to the Company immediately as and when requested by the Company.

(c)                                  I will promptly disclose to the Company, or any persons designated by it, all “Inventions”, which includes all improvements, inventions, formulas, ideas, works of authorship, processes, computer programs, algorithms, techniques, schematics, know-how and data, whether or not patentable, made or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of my employment and for three (3) months thereafter. To the extent the Company does not have rights therein hereunder, such disclosure shall be received by the Company in confidence and does not extend the assignment made in Section (e) below.

(d)                                  During the term of my employment and for one (1) year thereafter, I will not encourage or solicit any employee of the Company to leave the Company for any reason or to devote less than all of any such employee’s efforts to the affairs of the Company,-provided that the foregoing shall not affect any responsibility I may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel.

(e)                                  I agree that all Inventions which I make, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment shall be the sole property of the Company to the maximum extent permitted by Section 2870 of the California Labor Code, a copy of which is attached herewith, and to the extent permitted by law shall be “works made for hire”. The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in such Inventions. I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in obtaining and enforcing patents, copyrights, trade secret rights or other rights on such Inventions and/or any other Inventions I have or may at any time assign to the Company in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. With respect to any and all matters arising out of or relating to my employment or consultancy with the Company, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorneys-in-fact to act for and in my behalf and instead of me, to execute and file any applications or related filings and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trade secret rights or other rights thereon with the same legal force and effect as if executed by me.

(f)                                    I attach hereto a complete list of all Inventions or improvements to which I claim ownership and/or that I desire to remove from the operation of this Agreement, and I covenant that such list is complete. If no such list is attached to this Agreement, I represent that I have no such Inventions and improvements at the time of signing this Agreement. I understand that any such list shall not contain information that breaches an obligation of confidentiality with a former employer.

(g)                                 I represent that my performance of all the terms of this Agreement will not breach any agreement or obligation to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith or in conflict with my employment with the Company.

3.                                      In consideration of the foregoing, the Company agrees that it will not request as part of my employment that I divulge or make use of confidential information of any of my former employers that has commercial value to the former employer who developed such information.

4.                                      This Agreement shall be effective as of the first day of my employment by the Company, and shall be binding upon me, my heirs, executors, assigns, and administrators and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.

ACCEPTED AND AGREED TO:

Dated:	August 14, 1999

/s/ Dennis G. Blanchett		By:	/s/ SM Moran
Dennis G. Blanchett, M.D.			Mark Moran, M.D.
Chief Executive Officer BioMedicines, Inc.

EXHIBIT A

1.                                      The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by BioMedicines, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Company that I desire to remove from the operation of the Company’s Proprietary Information and Inventions Agreement.

☒                                    No inventions or improvements.

2.                                      I propose to bring to my employment the following materials and documents of a former employer:

☒                                    No materials or documents.

/s/ Dennis G. Blanchett
Dennis G. Blanchett, M.D.

EXHIBIT B

§ 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)           Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)                                 Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2)                                 Result from any work performed by the employee for the employer.

(b)           To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable